Exhibit 10.8

ASSIGNMENT OF LICENSE AGREEMENT

This Assignment Agreement, effective as of March 15, 2016 (the “Effective Date”), is entered into between Tallikut Pharmaceuticals, Inc. (“Tallikut”), a corporation existing under the laws of Delaware, and Accelerated Pharma, Inc. (“API”), a corporation existing under the laws of Delaware.

WHEREAS, pursuant to that certain License Agreement between AnorMED Inc. (“AnorMED”) and NeoRx Corporation (“NeoRx”), dated April 2, 2004, as amended by that certain Amendment No. 1 to License Agreement, dated September 18, 2006, between AnorMED and Poniard Pharmaceuticals, Inc., as successor-in-interest to NeoRx (“Poniard”) (as amended, the “License Agreement,” a copy of which is attached hereto as Exhibit 1), Poniard obtained a license from AnorMED to certain patent rights, technical data, and information related to picoplatin (also referred to as AMD473) (the “AnorMED Patents”);

WHEREAS, Encarta, Inc. (“Encarta”) acquired all of Poniard’s right, title and interest in and to all assets related to picoplatin, including Poniard’s licensed rights to the AnorMED Patents, pursuant to that certain Assert Purchase Agreement between Poniard (assignment for the benefit of creditors), LLC and Encarta, dated June 20, 2013;

WHEREAS, Tallikut subsequently acquired Encarta, including its licensed rights to the AnorMED Patents;

WHEREAS, AnorMED, including its assets related to picoplatin, was acquired by Genzyme Corp., which was acquired by Sanofi;

WHEREAS, Tallikut sublicensed its licensed rights to the AnorMED Patents to API pursuant to that certain Exclusive License Agreement dated June 17, 2014; and

WHEREAS, Tallikut desires to assign the License Agreement, including its rights to the AnorMED Patents, to API;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows.

Section 1.         Tallikut warrants and represents that the License Agreement is in full force and effect and is fully assignable. Tallikut further warrants and represents that rights in the License Agreement herein transferred are free of liens, encumbrances or adverse claims. The License Agreement has not been modified (except to the extent of the above-referenced amendment) and remains in effect pursuant to the terms contained therein. Tallikut hereby assigns its entire right, title, and interest in and to, and its obligations under, the License Agreement to API (the “Assignment”).

Section 2.         API hereby accepts the Assignment, and agrees to assume, perform, and comply with and to be bound by all of the terms, covenants, agreements, provisions, and conditions of the License Agreement as of the Effective Date.

Assignment of License Agreement	Page 1 of 2

Section 3.         Tallikut shall remain bound by any payment obligations to AnorMED under the License Agreement relating to the period prior to the Effective Date, and Tallikut shall remain liable to AnorMED for any claims arising out of such rights prior to the Effective Date.

Section 4.         Tallikut hereby represents and warrants that it has the full right to convey the right, title, and interest herein assigned and that Tallikut has not executed and will not execute any agreement in conflict herewith.

Section 5.         Tallikut hereby represents and warrants that it has received the necessary consent to assign the License Agreement, as required under Section 19.1 of the License Agreement.

Section 6.         This Assignment Agreement and the obligations of Tallikut and API hereunder shall be binding upon and inure to the benefit of Tallikut and API and their respective successors and assigns, and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith. Tallikut and API agree to execute any and all other assignments, documents, certificates and other instruments as may at any time be deemed reasonably necessary to further evidence or consummate this Assignment Agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement effective as of the Effective Date.

TALL1KUT P ARMACEUTICALS, INC.	ACCELERATED PHARMA INC.

By:	/s/ Fred Craves	By:	/s/ Michael Fonstein

Name:	Fred Craves	Name:	Michael Fonstein

Title:	Chairman of the Board	Title:	Chief Executive Officer

Assignment of LICENSE Agreement	Page 2 of 2

Exhibit 1

AMENDMENT NO. 1 TO
LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AGREEMENT (this “Amendment”), effective as of September 18, 2006 (the “Amendment Date”), is entered into between ANORMED INC, (“AnorMED”), a corporation organized and existing under the laws of Canada and having an office at #200 - 20353 64th Ave, Langley, BC Canada V2Y IN5, and PONIARD PHARMACEUTICALS, INC. (“Poniard”), a corporation organized and existing under the laws of the State of Washington end having an office at 300 Elliott Avenue West, Suite 500, Seattle, WA 98119, with respect to the following facts:

WHEREAS, AnorMED and Poniard (previously NeoRx Corporation) entered into that License Agreement dated as of April 2, 2004 (the “License Agreement”).

WHEREAS, AnorMED and Poniard desire to amend the License Agreement in certain respects, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby amend the License Agreement and otherwise agree as follows:

1.     Payments. In consideration of the rights granted hereunder, Poniard shall pay to AnorMED the following amounts at the times ramified:

1.1.	On or before October 16, 2006, Poniard shall pay to AnorMED the sum of five million U.S. dollars (US$5,000,000).

1.2.	On or before March 31, 2007, Poniard shall pay to AnorMED an additional sum of five million U.S. dollars (US$5,000.000).

2.     Territory. In connection with the expansion of the Territory pursuant to Section 3.5 of this Amendment, the parties acknowledge and agree that the provisions in the License Agreement regarding providing information or rights to AnorMED’s licensees outside of the Territory, shall only apply with respect to any countries if and when excluded from the Territory in accordance with Section 4.2 (Decision Not to Commercialize) of the License Agreement.

3.     Amendments

3.1.	The License Agreement is hereby amended by replacing all uses of “NeoRx Corporation” with “Poniard Pharmaceuticals, Inc.”, and replacing all uses of the defined term “NeoRx” with “Poniard.”

3.2.	Section 1.1(v) of the License Agreement is hereby amended by adding the following new sentence immediately following the end of Section 1.1(v):

As used in this Agreement, “end user” shall mean, with respect to a Licensed Product, the first Person, that has not obtained from Poniard any license rights under Section 3.1 other than the right to use, to which such Licensed Product is sold or otherwise transferred in an arm’s-length, good faith transaction.

3.3.	Section 1.1(dd) of the License Agreement is hereby amended and replaced in its entirety with the following;

(dd) “Sublicensee” shall mean any Person who has obtained license rights from Poniard under the license granted to Poniard under Section 3.1, including, without limitation, sublicensees of Poniard and its Affiliates, sublicensees of such sublicensees (i.e. subsublicensees), distributors and any other Person who may sell or otherwise transfer Licensed Product to end users (as defined in Section 1.1(v)) of the Licensed Product, in each case under such license rights;

and each occurrence of the term “sublicensee” and “sublicensees” set out in the License Agreement is hereby replaced with the defined terms “Sublicensee” and “Sublicensees”, respectively.

3.4.	Section 1.1(ee) of the License Agreement is hereby amended and replaced in its entirety with the following:

(ee)	(intentionally omitted);

3.5.	Section 1.1(gg) of the License Agreement is hereby amended and restated in its entirety as follows:

(gg)	“Territory” shall mean world-wide;

3.6.	Section 6.3 of the License Agreement is hereby amended and restated in its entirety as follows:

6.3	Milestone Payments

In consideration of the license granted under Article 3, Poniard shall pay to AnorMED the following milestone payments upon the first occurrence of each of the commercialization milestones set forth below:

(a)	[intentionally omitted];

(b)	[intentionally omitted];

(c)	[intentionally omitted];

(d)	US$2,000,000 upon achieving Net Sales by Poniard and its Affiliates of US$50,000,000 in the United States for any or all Licensed Products; and

(e)	US$3,000,000 upon achieving Net Sales by Poniard and its Affiliates of US$100,000,000 in the United States for any or all Licensed Products.

For purposes of this Section 6.3, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of 35% or greater interest in the income of a Person or such other relationship as, in fact, constitutes actual control.

3.7.	Section 6.4, subsection (a) of the License Agreement is hereby amended and restated in its entirety as follows:

[intentionally omitted];

3.8.	3.8 Section 6.4, subsection (b) of the License Agreement is hereby emended and restated in its entirety as follows;

Each milestone payment to be made by Poniard under Subsections 6_3(d) and 6.3(e) shall be made in cash, by certified cheque payable to the order of Marisa], or by bank transfer to the co-ordinates given by AnorMED to Poniard.

3.9.	Section 7.2 of the License Agreement is hereby amended and restated in its entirety as follows:

7.2	Basic Royalty.

In consideration of the license granted under Article 3, Poniard shall pay to AnorMED, without duplication, in respect of each Licensed Product:

(a)	for all Patent Pending Counties where no Competition exists and all Issued Patent Countries, a royalty on Net Sales of such Licensed Product by Poniard and its Affiliates and any Sublicenses in each calendar year as follows:

i.	five percent (5%) of the first one hundred million dollars (US$100,000,000) of such Net Sales in the calendar year, calculated cumulatively among all Patent Pending Counties where no Competition exists and all Issued Patent Countries, world-wide;

ii.	six percent (6%) of such Net Sales in excess of the first one hundred million dollars (US$100,000.000) but less than four hundred million dollars (US$400,000,000) in the calendar year, where such amounts are calculated cumulatively among all Patent Pending Countries where no Competition exists and all Issued Patent Counties, world-wide:

iii.	eight Percent (8%) of such Net Sales in excess of the first four hundred million dollars (US$400,000,000) but less than one billion dollars (US$ 1,000,000,000) in the calendar year, where such amounts are calculated cumulatively among all Patent Pending Counties where no Competition exists and all Issued Patent Countries, world-wide; and

iv.	nine percent (9%) of such Net Sales in excess of one billion dollars (USS1,000,000,000) in the calendar year, calculated cumulatively among all Patent Pending Counties where no Competition exists and all Issued Patent Counties, world-wide; and

(b)	for all Patent Pending Countries where Competition exists and all Know-How Counties, a royalty on Net Sales of such Licensed Product by Poniard and its Affiliates and any Sublicensees in each calendar year as follows

i.	two and ono-half percent (2 1/2%) of the first one hundred million dollars (US$100,000,000) of such Net Sales in the calendar year, calculated cumulatively among all Patent Pending Counties where Competition exists and all Know-How Countries, world-wide;

ii.	three percent (3%) of such Net Sales in excess of the first one hundred million dollars (US$ 100,000,000) but less than four hundred million dollars (US$400,000,00) in the calendar year, where such amounts are calculated cumulatively among all Patent Pending Countries where Competition exists and all Know-How Countries, world-wide;

iii.	four percent (4%) of such Net Sales in excess of the first four hundred million dollars (US$400,000,000) but less than one billion dollars (US$1,000,000,000) in the calendar year, where such amounts are calculated cumulatively among all Patent Pending Countries where Competition exists and all Know-How Countries, world-wide; and

iv.	four and one-half percent (4 1/2%) of such Net Sales in excess alone billion dollars (US$1,000,000,000) in the calendar year, calculated cumulatively among all Patent Pending Counties where Competition exists and all Know-How Counties, worldwide;

in each of Subsections 7.2(a) and 7.2(b), until, the later of either:

(c)	the date of expiration of the last Valid Claim within the AnorMED Patents covering the Licensed Product in the country of manufacture or sale, as applicable; or

(d)	the expiration of 10 years after First Commercial Sale of such Licensed Product in the country of sale.

For the purposes of this Section 7.2:

(e)	“Issued Patent Countries” shall mean any or all countries in the Territory where the Licensed Product sold is covered by one or more Valid Claims within the AnorMED Patents described in Paragraph 1.1(ii)(ii) of the definition of Valid Claim, either in the country of manufacture or in the county of sale;

(f)	“Patent Pending Countries” shall mean any or all countries in the Territory where the Licensed Product sold is covered by one or more Valid Claims within the AnorMED Patents described in Paragraph 1.1(ii)(i) of the definition of Valid Claim, but not a Valid Claim within the AnorMED Patents described in Paragraph 1.1(ii)(ii) of the definition of Valid Claim either in the county of manufacture or in the country of sale; and

(g)	“Know-How Countries” shall mean any or all counties in the Territory where there is no Valid Claim either in the country of manufacture or in the country of sale, but AnorMED Know How is necessary to make, have made, use, sell, offer for sale or import the Licensed Product, either in the country of manufacture or in the country of sale; and

(h)	“control” in the definition of Affiliate shall mean direct and indirect beneficial ownership of 35% or greater interest in the income of a Person or such other relationship as, in fact, constitutes actual control.

For purposes of clarification, no multiple royalties shall be due or payable under this Section 7.2 because the sale or manufacture of any Licensed Product is or shall be covered by more than one Valid Claim within the AnorMED Patents in the country of manufacture and/or the country of sale.

3.10.	Section 73 of the License Agreement is hereby amended and restated in its entirety as follows:

7.3	Sublicensing Royalty

(a)	In this Section 7.3:

(i)          “Development Milestone Payments” shall mean all revenues, receipts, monies, milestone payments and research and development fees (in respect of research and development fees. only to the extent that same are in excess of reimbursement for the direct costs and Indirect Costs of research and development or pursuit of Regulatory Approval undertaken by Poniard or its Affiliates pursuant to a written research or development plan), payments (including amounts received from the sale of shares in the capital stock of Poniard in excess of the Current Market Nee for such shares), license fees and the fair market value of all other consideration, collected or received by Poniard or its Affiliates whether by way of cash, equity, credit or any barter, benefit, advantage, or concession, that are contingent upon the achievement of an event or objective pursuant to a written research or development plan, and not merely the passage of time, and shall exclude amounts collected or received by Poniard or its Affiliates on account of Net Sales of Licensed Products;

(ii)         “Indirect Costs” shall mean costs incurred for the benefit of the Development Program or the commercialization of a Licensed Product, excluding directly identified costs (direct costs), and including facility rental costs; utilities costs; laboratory and manufacturing equipment depreciation; and salaries, vacation pay, sick leave pay, health insurance premiums, FICA taxes (or their equivalent) and pension costs for employees, but only to the extent that such employees work benefits the Development Program or the commercialization of a Licensed Product; and

(iii)        “Upfront Cash Payments” shall mean all revenues, receipts, monies and research and development fees (in respect of research and development fees, only to the extent that same are in excess of reimbursement for the direct costs and Indirect Costs of research and development or pursuit of Regulatory Approval undertaken by Poniard or its Affiliates pursuant to a written research . or development plan), payments (including amounts received from the sale of shares in the capital stock of Poniard in excess of the Current Market Price for such shares), license fees and the fair market value of all other consideration, collected or received by Poniard or its Affiliates whether by way of cash, equity, credit or any barter, benefit, advantage, or concession, and shall exclude Development Milestone Payments and amounts collected or received by Poniard or its Affiliates on account of Net Sales of Licensed Products.

(b)	In consideration of the license granted under Article 3, Poniard shall pay to AnorMED:

(i)          in respect of any agreement entered into by Poniard or its Affiliates prior to March 18, 2007 for the sublicensing to a Third Party of any of its rights granted under Section 31, a royalty of ten percent (10%) of all Upfront Cash Payments and Development Milestone Payments received by Poniard under such agreement; and

(ii)         in respect of any agreement entered into by Poniard or its Affiliates during the period following March 18, 2007 but prior to September 18, 2007 for the sublicensing to a Third Party of any of its rights granted under Section 3.1, a royalty of five percent (5%) of all Upfront Cash Payments received by Poniard under such agreement.

3.11.	Section 8.7(a)(i) of the License Agreement is hereby 4mended and restated in its entirety as follows:

(i)          in the ease of Poniard, records of all sales of Licensed Products in the Territory, which shall show the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to determine the royalties payable to AnorMED pursuant to Section 7.2 and 7.3, if any and

3.12.	Section 10.1(6) of the License Agreement is hereby amended by replacing the words ‘Subsections 7.2(a), 7.2(b) and 7.2(c)” on the sixth line thereof with the words “Subsections 7.2(a) and 7.2(b)”, and replacing the words “Subsection 7.2(d)” on the tenth line thereof with the words “Subsection 7.2(b)”, so as to read

(b)	At any time during the Term, Poniard, in Poniard's sole discretion, may determine that any particular Patent within the AnorMED Patents in any particular country in the Territory should not be prosecuted or maintained for legal or commercial reasons and in such emit, shall so notify Anent/MD. Upon receipt of such notice, any Patents identified in such notice shall remain or he deemed to remain within the AnorMED Patents for the purposes of the grant of rights by AnorMED to Poniard pursuant to Article3 of this Agreement and Poniard's obligations pursuant to Subsections 7.2(a) and 7.2(h) for the payment of royalties for any such Patents shall remain unchanged and continue at the royalty rate for such Patent as of the date of Poniard's notice to AnorMED, provided that where the discontinuance of the prosecution or maintenance of the Patent is due to reasons of lack of patentability, invalidity or unenforceability of the Patent, Poniard's obligations pursuant to Subsection 7.1(3) for the payment of royalties for AnorMED Know-How shall apply. AnorMED, at AnorMED's cost and expense and in AnorMED's sole discretion, may continue prosecution and/or maintenance of any particular Patent i4unti.6ed in such notice.

4.	Miscellaneous. All terms used, bat not &fined, herein shall have the respective meanings set forth in the License Agreement Except as otherwise expressly modified by this Amendment, the License Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be governed by the laws of the State of Washington and the United States of America applicable without regard to conflict of law provisions contained therein. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Date.